EXHIBIT 10.22

CHECK 21 EXCHANGE SERVICES AGREEMENT

OFFICE ADDRESS:
JACK HENRY & ASSOCIATES, INC.
663 HIGHWAY 60 • P. O. BOX 807
MONETT, MO 65708
NAME AND ADDRESS OF CLIENT:
Reliance Bank
11781 Manchester Ave
Des Peres, MO 63131
DATE: January 31, 2006
Jack Henry & Associates, Inc (“JHA”) in association with certain third party business partners is engaged in the business of providing image exchange and settlement services in accordance with The Check Clearing for the 21st Century Act throughout its trade area and Client specified above is desirous of securing such services from JHA.
In consideration of the premises and in further consideration of the performance of the terms and provisions herein, JHA and Client contract and agree as follows:
The Client granted hereby shall be subject to all Standard Terms and Conditions (Sections 1 to 23) set forth on pages 2 through 8 hereof and Exhibit A, all of which are incorporated in and specifically made a part of this Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and effective as of the date first above written.

JHA:		CLIENT:
JACK HENRY & ASSOCIATES INC.		Reliance Bank

By:	Terry McMullen	By:	Dale E. Oberkfell

Print/Type Name Terry McMullen		Print/Type Name Dale E. Oberkfell
Title:	General Manager	Title:	President
Date: 2/15/2006		Date: 2/8/06
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STANDARD TERMS AND CONDITIONS
(Check 21 Exchange Services Agreement)
1. Definitions.
In addition to other terms defined elsewhere in this Agreement, the following terms shall have the following meanings when used in this Agreement, unless the context clearly requires otherwise:
a)	“Products”: mean the Processing Services, computer software programs, Documentation, JHA-supported files and databases utilized by JHA, Additional Products (as defined below), and any modifications, revisions, enhancements, or updates to any of the foregoing.

b)	“Documentation”: means the documentation for JHA Processing Services provided to Client, as amended from time-to-time.

c)	“Check 21”: Check Truncation Act for the 21st Century. This is the legislation signed into law on October 29, 2003 that defines a Substitute Check (SC) as legal tender in place of an original check.

d)	“CheckClear LLC”: Parent company that has developed the Endpoint Exchange clearing network and related products.

e)	Endpoint Exchange (EE): Product name for software and clearing network created by CheckClear LLC. EE provides the software and services that enable the clearing of images through NCHA, along with settlement services.

f)	NCHA: The National Clearinghouse Association. A nationwide check clearinghouse that was organized to effect, assist, promote, supervise and regulate the daily and other exchanges and settlements among its members of checks and other items.

g)	NCHA Member: A national member of NCHA operating under the National Rules as published by NCHA.

h)	National Consolidator: A National Consolidator is a member of NCHA that has elected to form a mini-clearing house within NCHA

i)	Image Clearing: The practice of exchanging files containing check images between financial institutions for settling funds in place of actually exchanging paper checks between financial institutions for settling funds.

j)	Deposited Item: Individual check images deposited into a financial institution that is sent to EE for image clearing.

k)	Inclearings: Those items presented to NCHA for settlement, either through a member or National Consolidator that are drawn on another member of NCHA. Items would be considered “inclearings” to the “drawn-on” member.

I)	Substitute Check or Legally Equivalent Substitute Check: This is an item that was converted into an image, but had to be reconverted back into a piece of paper.

m)	In District: Location of origin of a deposited item. An item is considered “In District” if it was originated within the same Federal Reserve District as the institution in which it was deposited.

n)	Out of District: Location of origin of a deposited item. An item is considered “Out of District” if it was originated within a different Federal Reserve District than the institution in which it was deposited.

o)	On-We: A designation for items drawn on any institution within that particular National Consolidator’s membership.

p)	Check 21 Exchange: A mini-clearing house established within NCHA by Jack Henry. As a mini-clearinghouse, items are settled and exchanged within a separate server and software application prior to being forwarded to NCHA for settlement.

q)	Check 21 Cash Letter: Software module developed by Jack Henry to interface with EE for Image Clearing through NCHA. The Check 21 Cash Letter (21CL) module would provide interface and communications between EE, check image software (JHA and non-JHA) and the JHA core solutions.

r)	EPM/SC Module Software: module developed by Jack Henry to provide Exception Processing capabilities with respect to CHECK 21. Types of capabilities would be the creation and printing of SCs and the reconciliation functions required to process returned items and posting functions between the item processing software and the core deposit system.

s)	“Processing Services”: means the computer data processing services provided by JHA to Client in accordance with this Agreement and may include terminal driving, electronic authorization, links to Networks, transaction switching, and other support services described in Exhibit A attached hereto.
2. Description of Processing Services.
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Client hereby contracts for and JHA hereby agrees to furnish, on the terms and conditions set forth herein, the Processing Services which are enumerated on Exhibit A attached to and a part of this Agreement.

Upon the completed execution of this Agreement Client and JHA shall mutually proceed in good faith to promptly develop a detailed plan for the conversion of Client to the Processing Services

3.	Term of Agreement.

This Agreement shall have a term of five (5) years with a commencement date of either the day PROCESSING SERVICES are first provided by JHA to Client, or 240 days after the date of this Agreement, which ever occurs first. Thereafter this Agreement shall automatically renew for successive five (5) year terms unless terminated by either party by written notice no less than one hundred eighty (180) days prior to the expiration of the then current five (5) year term of this Agreement. JHA reserves the right to increase the above fees at any time. JHA will provide Client 30 days advance written notice of any fee increase. All increases in third party fees will be passed through to Client as additions to the Per Transaction Fees as shown on Exhibit A. JHA further reserves the right to terminate the Services provided to Customer and its Consumers hereunder if Customer is in breach of this or any other agreement which Customer has with JHA. In addition, either party may terminate this Agreement by written notice to the other party should a determination be made by any judicial or administrative authority that the Processing Services provided pursuant to this Agreement are illegal.

In the event that the Client provides timely notice to JHA as aforesaid of its intention to terminate this Agreement, this Agreement shall terminate as provided herein. In the event of such termination, the Client shall pay JHA all direct expenses incurred by JHA in turning over to the Client all information maintained by JHA and relating to Processing Services performed by JHA for the Client. These expenses shall include, but shall not be limited to charges for computer run time and programming requirements in accordance with JHA published rate schedules in effect at that time. In the event that the Client discontinues using JHA Processing Services prior to the end of any contract term, the Client will pay to JHA via ACH payment a lump sum early termination fee to be calculated as the average monthly billing exclusive of pass through cost including, but not limited to, data lines, postage, Federal Reserve charges, etc., for the past twelve months multiplied by the number of months and any portion of a month remaining in the contract term. In the event that any entity assumes the deposit liabilities of Client, such entity will automatically assume the obligations and liabilities of Client hereunder for the remaining contract term.

Upon receipt of notice of Client’s intention to deconvert from JHA’s Processing Services the early termination and expenses listed above shall become immediately due and payable. Under no circumstances shall Client render payment of these fees later than thirty days after JHA has billed Client for them. JHA reserves the right to cease providing ALL Processing Services to Client if any amount due from Client to JHA under this Agreement or any other amount due from Client to JHA is not paid in a timely fashion. JHA shall have the right to terminate this Agreement should Client fail to pay any amounts due to JHA hereunder and fail to cure that default within seven (7) days after written notice. In that event JHA shall treat said nonpayment as an anticipatory breach and shall be entitled to proceed as though Client had given JHA proper notice of its intention to discontinue Processing Services as provided for above. Either party may terminate this Agreement should the other party materially breach any other obligation under this Agreement and fail to cure that breach within thirty (30) days after written notice.

4.	File Ownership and Security.
a)	File Security. JHA acknowledges that all data files provided by Client are the property of Client and that JHA’s use thereof or access thereto does not create in JHA any right, title or interest therein, except as provided for hereunder. JHA will implement reasonable security precautions and take appropriate actions with respect to the Client data files so as to enable JHA to satisfy its obligations under this Agreement and to prevent the loss, alteration or unauthorized access of Client data files.

b)	Security and Protection of Products. Client acknowledges that the Products and Processing Services are the property of JHA and that Client’s use thereof does not create in Client any right, title, or interest therein, except as provided for hereunder. Client will implement reasonable security precautions and take appropriate action so as to enable Client to satisfy its obligations under this Agreement and to prevent the loss, alteration or unauthorized access of Products or Processing Services.
5.	Examination.

The records maintained by JHA for the Client shall be subject to examination by those Federal or State agencies having jurisdiction over the Client to the same extent that such records would be subject to examination were they maintained and produced by the Client on its own premises, and JHA is authorized to provide the representatives of such agencies access to such records. Reasonable expenses incurred by JHA on the Client’s behalf during the course of
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such examination may, at JHA’s sole discretion, be charged to the Client by JHA with itemized accounting of such expenses.

6.	JHA’s Reliance on Client’s Instructions.

In general, JHA will expect to receive any necessary instructions, information or data from Client. However, it is contemplated that data, information or certain instructions from time to time may be transmitted directly to JHA by third parties on behalf of Client. JHA agrees to respond to such data, information and instructions from third parties when it is customary for such to be provided in that manner. JHA shall be entitled to reasonably rely upon any data, information or instructions provided hereunder.

7.	Client Duties and Responsibilities.
a)	Responsibility fox Client Instructions/Information. Client assumes responsibility for the consequence of any instructions or other information given to JHA by Client or its employees. Client shall also be responsible for instructions provided to or by certain third party vendors as described in Section 7 above.

b)	Notice of Discrepancies. Client shall be responsible for auditing and balancing the data contained in any reports, and for reconciling any out-of-balance condition. Client will notify JHA of any out-of-balance condition or any other discrepancy regarding the Processing Services which Client believes or reasonably should have believed to be caused by a failure of the Processing Services by midnight of the tenth (10th) working day immediately following the day of the rendering of said Processing Services. Failure of Client to notify JHA of any out-of-balance condition or any other discrepancy regarding the Processing Services within such time period waives Client’s right to an adjustment. In the event that Client fails to notify JHA within 10 days of any out of balance condition or any other discrepancy regarding the Processing Services and Client desires JHA assist Client in correcting said out of balance condition or any other discrepancy regarding the Processing Services then JHA shall at its sole discretion provide such assistance at its then current fee for such services. In the event of the foregoing JHA shall not assume any liability for any attempted correction.

c)	Third Party Products and Processing Services.
(i) In order to receive the Processing Services under this Agreement Client will be required to sign an agreement with the NCHA to become an NCHA Member. Client will also be required to implement on its system a copy of the EE Client (or other successor software. Client agrees to comply with the terms of all applicable NCHA and EE Client (or its successors) agreements, all applicable rules and regulations, and to pay any fees imposed by any necessary third party service providers with respect to Client. Client shall indemnify, defend and hold JHA harmless from any fees, costs, liability or obligation to the third party service provider arising out of any such agreement or otherwise, unless JHA has specifically assumed such fees, costs, liabilities or obligations hereunder, and notwithstanding any provision of any such “processor” or other agreement signed by JHA. It is understood and agreed that any sponsorship for Client under this Agreement shall be coterminous with this Agreement; provided, however, that both parties shall comply with any applicable operating rules and regulations and all applicable laws after any termination of any sponsorship provided for pursuant to this Agreement.
(ii) Changes to the Processing Services. If any necessary third party service provider mandates changes to the Processing Services, or changes are required to or because of the Check 21 law or its interpretation as used for the Processing Services, then this Agreement shall be amended to incorporate said changes.
d)	Cooperation. The obligations of JHA under this Agreement are subject to and conditioned upon the cooperation and timely performance by Client of its obligations, including but not limited to compliance by Client with any requirements contained in the Documentation.

e)	Financial Obligations. Client will maintain account(s) within their own institution or with such financial institutions as may be required for sponsorship and to maintain such balances as may be required for settlement of transaction activity, authorized adjustments or any other financial obligations arising under the Processing Services.

f)	Client is responsible for reviewing its monthly billing for Services provided by JHA. In the event that Client does not report any discrepancy with said billing or challenge any charges in writing on any bill within ninety days of the bills presentation to Client then Client shall be deemed to have waived any correction of such non reported and/or non challenged errors and JHA shall have no further obligations relating to said billing.
8. Payment.
     In accordance with the terms described in
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Exhibit A of this Agreement Client agrees to pay upon presentation by JHA of an electronic funds transfer debit for such amount, the then applicable charges for the Products covered thereby. Unless specified otherwise, all amounts are due when the Processing Services have been completed or other Products provided. JHA shall provide an invoice to the Client for review prior to initiation of the electronic funds transfer debit. Set-up fees and annual fees will be invoiced and are payable in advance. Amounts outstanding after the due date are subject to an interest charge to date of payment of the lesser of 18% per annum or the highest legally allowable rate. In addition to fee increases due to increases in necessary third party services or other associated transaction fees, JHA may adjust its fees annually, upon at least sixty (60) days written notice; provided no such increase, except with respect to rates for professional services, shall exceed 10%. Notwithstanding the foregoing, unless otherwise specified in Exhibit A, JHA reserves the unrestricted right to charge Client the amount of any increases in third party telecommunications charges (plus any JHA’s service charge), Network pass-through fees or other such expenses incurred on behalf of Client by JHA. Additionally JHA reserves the right to immediately terminate Processing Services under this Agreement and to terminate this Agreement if any amount due hereunder shall not be paid via ACH within (5) five days of its original ACH transfer attempt or if any ACH payment due under this Agreement is reversed without written notice to JHA of said reversal and JHA’s written acceptance of said reversal.

9.	Changes to Processing Services.

JHA reserves the right to modify the Processing Services provided during the term of this Agreement. In the event of a modification that materially degrades the quality or performance of the Processing Services to Client, and said degradation has not been corrected by JHA within ninety (90) days of written notice to JHA of said degradation, Client may cancel the Agreement within thirty (30) days of the receipt of updated Documentation describing the modification, without penalty, effective sixty (60) days after receipt by JHA of written notice of termination from Client.

10.	Disaster Recovery.

Upon request, JHA will provide Client access, at JHA, to the non-confidential portions of JHA’s disaster recovery plan relating to the Services, or will provide a copy thereof at its then current charges. JHA agrees to release such information (under appropriate confidentiality agreement) as may be reasonably necessary to allow Client to develop its own disaster recovery plan to work in concert with the JHA plan.

11.	Insurance.

JHA will maintain a Fidelity Bond covering loss of money, securities or other property resulting from one or more fraudulent or dishonest acts for which JHA is legally liable.

12.	Warranties.

Client’s Remedies and Limitation of Liability. JHA and Client acknowledge that circumstances could arise entitling Client to damages or rescission arising from performance by JHA of its obligations hereunder or a failure by JHA to perform its obligations and have agreed in all such circumstances that Client’s remedies and JHA’s liabilities will be limited to those set forth in this Agreement.

Client shall provide JHA with all documentation necessary to prove any claimed loss by Client. JHA shall not be liable for any loss which is settled or compromised by Client without prior written consent of JHA. At the request of JHA, Client shall transfer and assign to JHA all rights and remedies of Client with respect to any claim which is ultimately paid by JHA.

The warranties contained herein shall be divided into the following categories:
Equipment:

JHA shall use software and current equipment such as is indicated by JHA’s specific needs and Industry standards. All equipment shall be maintained in a reasonable fashion which shall be compliant with industry standards. Except for errors caused by a material breach of the Equipment warranty JHA shall not be liable to Client or to any third party, including, but not limited to, customers of Client, for errors resulting from defects or malfunctions of the mechanical or electronic equipment used in performing its Processing Services hereunder.

Processing:

JHA warrants to provide the Processing Services under this Agreement in a competent manner consistent with industry standards. In the event that the Processing Services provided by JHA shall fail to meet the foregoing standard JHA shall diligently and in good faith attempt to correct the Processing Services without additional cost to Client. If within a reasonable time JHA is unable to correct the Processing Services, Client shall be entitled to an equitable reduction in fees paid to JHA for the defective Processing Services. Client shall not expect JHA to provide any conforming Processing Services without compensation. The remedies herein in regard to price reductions are exclusive.
JHA shall not be liable for delays or failures in the performance or completion of any of its obligations under or with respect to this Agreement beyond its reasonable control
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including, but not limited to, delays caused in whole or in part by acts of civil or military authority, riots, epidemics, war, governmental regulations, fire, hurricanes, flood, insurrection, catastrophes, failures of transportation, communications or power supply, unavoidable mechanical difficulty with its computer equipment, acts of God, or other causes beyond its control or due to third parties.

JHA shall not be liable or responsible to Client or to any third party, including, but not limited to, customers of Client, for any consequential, special, indirect, or incidental damages, even if JHA has been advised of the possibility of such damages. Any liability of JHA to Client resulting from failure to comply with the terms of this Agreement wherein JHA shall become legally obligated to pay for damages resulting from any claim arising from this Agreement shall be limited to the actual damages suffered by Client and under no circumstances shall the total aggregate liability of JHA under this Agreement exceed the lesser of either i)the fees paid by Client to JHA during the previous twelve months of this Agreement less the various expenses and pass through costs defined on Exhibit A; or ii) $10,000.00 during the term of the Agreement. IN NO EVENT SHALL JHA BE RESPONSIBLE OR LIABLE FOR ANY LOSS OF PROFITS, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR INDIRECT DAMAGES OF ANY KIND OR NATURE. ADDITIONALLY JHA SHALL NOT BE LIABLE FOR THE LEGAL EQUIVALNCE WARRANTY, DUPLICATIVE PRESENTMENT WARRANTY OR ANY SUBSITUTE CHECK INDEMNITY AS THEY MAY ARISE UNDER CHECK 21. THE FOREGOING WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, FITNESS OR OTHERWISE.

The forgoing warranties set forth in this Agreement are in lieu of all other warranties, express or implied, whether of merchantability, fitness or otherwise.

Client agrees that JHA shall have no duty of indemnity or contribution for a third party claim arising from the use of the Products or JHA’s performance or non-performance of any Processing Services hereunder.

Client acknowledges and agrees that the damage and liability limitations set forth in this Section 13 are reasonable in light of all present and reasonably foreseeable events and the possible amount of actual damages to Client. The limitations set forth in this Section 13 will survive termination of this Agreement notwithstanding Client election to rescind or otherwise be discharged from this Agreement.

13.	Third Party Providers and Subcontracting.

Customer understands and agrees that JHA will use third party products and services in connection with providing the Services. Some providers may from time to time have certain additional terms and service levels which may impact Client JHA shall use its best efforts to provide Client 30 days prior notice of any changes in third party terms and Client may terminate this Agreement if any such changes substantially and negatively impact Client. Notice of any such termination must be given in writing to JHA within 20 days after receipt of the notice of change in third party terms and such notice shall set forth in detail the negative impact to Client.

14.	Client’s Liability for Third Party Claims.

To the extent that any claim exceeds the limitation of liability stated in Section 13 of this Agreement Client agrees to defend, indemnify and hold JHA harmless from any claim by a third party for any damages, including lost profits, direct, incidental, consequential, special, indirect or punitive damages arising out of or relating to Client’s use of the Products and Processing Services; provided JHA promptly notifies Client of any such claims and Client is provided an opportunity to fully participate in the defense or settlement of any such claims.

15.	Infrastructure.

In order to receive these Services Client shall be required to utilize software licensed from JHA which is associated with the Services and Client shall receive the Services via a virtual private network (VPN) which JHA shall establish for Client under this Agreement.

16.	Merchant Interaction.

Client shall have sole and exclusive responsibility for sales and marketing services to merchants including but not limited to arranging for hardware shipment, delivery, installation, proposing rollout schedules to JHA for JHA’s approval, ensuring compliance by merchants with applicable rules and regulations, handling of all adjustments and chargebacks, JHA does not as a result of this Agreement agree to undertake any direct relationship or privity with any merchant or third party. In the event that Client requests that JHA interact directly with any such merchant behind Client to an extent beyond JHA’s provision of the Processing Services hereunder, Client shall compensate JHA for such interaction on a time and materials basis.

17.	Taxes.

Any taxes based upon this Agreement, the Processing Services or Products provided, including but not limited to sales, use and personal property taxes, shall be paid by Client. Notwithstanding the foregoing. Client shall not be responsible for any taxes based upon the income of JHA.
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18.	Confidentiality and Regulatory Compliance.

JHA and Client each agree that all information communicated to it by the other, including the terms and conditions of this Agreement, whether before the effective date or during the term of this Agreement, shall be received in strict confidence, shall be used only for the purposes of this Agreement, and that no such information shall be disclosed by the recipient party, its agents or employees without prior written consent of the other party, unless such information is publicly available from other than a breach of this provision. Each party agrees to take all reasonable precautions to prevent the disclosure to outside parties of such information, including without limitation, the terms of this Agreement except as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of JHA or Client, as the case may be.

(a)	Gramm-Leach-Bliley Act Compliance

JHA will not disclose, nor permit access to, the private information of Client or its consumers for any purposes other than those specifically required to fulfill JHA’s contractual obligations with Client. JHA will not sell the information regarding the Client’s consumers for any reason. In connection with providing services to Client, JHA will take all commercially reasonable steps to ensure the security and confidentiality of Client’s and its consumers’ information and to protect against anticipated threats and hazards to the security of such information. JHA will take all commercially reasonable steps to prevent unauthorized access to or use of such information that could result in substantial harm or inconvenience to Client or its consumers. In the event any court or regulatory agency seeks to compel disclosure of said information JHA will, if legally permissible, promptly notify Client of said attempt and will cooperate so that Client may at its expense seek to legally prevent this disclosure of information. JHA will upon request provide copies of applicable audit reports, summaries of test results and other equivalent evaluations with regard to security and confidentiality in connection with the Services JHA provides to that Client. JHA may charge a standardized fee to respond to such requests.

JHA has published its GLBA compliance commitment to all of its financial institution customers in its “Policy on Privacy of Consumer Financial Information”, and to the extent that additional commitments are reflected in future published versions of said policy, the same shall be incorporated herein without further actions by the parties.

If a breach of security results in an unauthorized intrusion into JHA systems which directly and materially affects Client or its consumers, JHA will within a reasonable time report on the intrusion to Client and will subsequently report the corrective action taken in response.

(b)	Router Control and Security

To facilitate data processing services provided by JHA to Client and to secure related telecommunications, Client grants to JHA full and exclusive rights to remotely control those computer and telecommunications routers associated with the data processing services, even though owned by Client and located in Client’s facilities. Such controls include, but are not limited to configuration, testing, implementation, logical security, modification and troubleshooting.

During the term of the Data Processing Services Agreement, JHA assumes responsibility for such controls. All controls will be returned to Client upon termination of the Data Processing Services Agreement.

Client will be responsible for maintaining control over the physical security and operating environment of the router, including placement of the router where physical access is limited to authorized persons only, and ensuring that adequate cooling and protection from the elements, as defined in the router’s operating specifications, is provided. Additionally, each router should have the following statement posted in close proximity and clear view: “UNAUTHORIZED ACCESS TO THIS NETWORK DEVICE IS PROHIBITED. You must have explicit permission to access or configure this device. All activities performed on this device may be logged, and violations of this policy may result in disciplinary action, and may be reported to law enforcement.”

19.	Equipment Return.

Any equipment provided by JHA and placed at the Client’s site during the term of this Agreement must be returned at termination of this Agreement at the expense of Client. Client will pay to JHA an amount equal to the fair market value of any equipment not returned to JHA within thirty (30) days after termination. Equipment may include, but is not limited to: ATM modems, JHA’s workstations and other telecommunications equipment. If Client changes the Processing Services provided to Client under this Agreement and said change results in Equipment, communications systems and lines which will no longer be needed, the Client shall bear all fees associated with said items including but not limited to buyouts of the contracts and leases and termination fees associated therewith as applicable.

20.	Expiration of Offer.

This offer for Products in this Agreement will expire if not executed by the Client and returned to JHA within sixty (60) days from the date first listed above.
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21.	Audit Responsibility.

JHA shall cause to be performed, on an annual basis, a third party operational review of its processing centers. A copy of the most recently completed audit for Client’s servicing center will be made available upon written request to the manager of the center. JHA shall, upon request, schedule a mutually convenient time whereby Client audit representatives may visit the processing center for further audit needs. Client should review on a daily basis any audit, maintenance and exception reports available from JHA.

22.	Assignability.

This Agreement shall not be transferable or assignable by Client without prior written consent by JHA. However, Client may assign its rights and obligations under this Agreement by written document, to which JHA is a signing party, to any holding company which becomes a majority stockholder or parent company of Client by voluntary action and with the written approval of Client and its stockholders. In this event, both Client and the assignee shall be responsible and liable to JHA for the performance of the obligations and duties of Client pursuant to this Agreement.

23.	Entire Agreement.

This Agreement including Exhibit A attached and incorporated herein constitutes the sole and entire Agreement between JHA and the Client pertaining to the provision of subject Processing Services and supersedes all prior agreements and understandings of the parties in connection therewith. JHA makes no representations or warranties, express or implied, by operation of law or otherwise, except those expressly stated herein. This Agreement shall not be modified, amended, rescinded or waived in whole or in part except by a duly executed written document signed by the parties. This Agreement and the exhibits and schedules attached hereto shall be governed by the laws of the State of Missouri, and the rules and regulations of the appropriate banking regulatory agencies. The parties hereto bind themselves and their successors and assigns to the faithful observance and performance of this Agreement and the terms and conditions hereof; provided that the Client shall not assign its rights hereunder without the prior written consent of JHA.

All notices required by this Agreement shall be sent via certified or registered mail, return receipt requested, postage prepaid, addressed to JHA at:

Jack Henry and Associates, Inc. 663 Highway 60 Monett, MO 65708 Attention: Chief Operating Officer

and to the Client at:

Reliance Bank 11781 Manchester Ave Des Peres, MO 63131 Attention: President

The notice shall be deemed delivered on the earlier of the actual date of delivery or four days after mailing.
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